UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(G)OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number: 1-7461
ACCEPTANCE INSURANCE COMPANIES INC.
401(K) TAX DEFERRED SAVINGS PLAN
(f/k/a ACCEPTANCE INSURANCE COMPANIES INC. EMPLOYEE STOCK OWNERSHIP AND TAX DEFERRED SAVINGS PLAN)
(Exact name of registrant as specified in its charter)
 Suite 1600, 300 West Broadway
Council Bluffs, IA 51503
(712) 329-3600
(Address,including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Plan Interests, Common Stock, $0.40 par value
(Title of each class of securities covered by this Form)
None by the Plan
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the study to file reports:

                  Rule 12g-4(a)(1)(i)   [   ]        Rule 12h-3(b)(1)(i)   [X ]
                  Rule 12g-4(a)(1)(ii)  [   ]        Rule 12h-3(b)(2)(ii)  [   ]
                  Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(i)   [   ]
                  Rule 12g-4(a)(2)(ii)  [   ]        Rule 12h-3(b)(2)(ii)  [   ]
                                                     Rule 15d-6            [   ]

         Approximate number of holders of record as of the certification or notice date:  0 (Zero)

        Pursuant to the requirements of the Securities Exchange act of 1934, the Acceptance Insurance Companies Inc. 401(k) Tax Deferred Savings Plan, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

DATE:  May 20, 2003                    ACCEPTANCE INSURANCE COMPANIES INC.
                                            401(K) TAX DEFERRED SAVINGS PLAN

                                            By Administrative Committee

                                            By /s/
                                            Name John E. Martin

                                            By /s/
                                            Name Gary N. Thompson

                                            By /s/
                                            Name Dawn M. Wetherell

                                            By /s/
                                            Name William R. Baxter

                                            By /s/
                                            Name John E. Schembari